Exhibit 5.1

Simpson Thacher & Bartlett llp
900 g street nw, suite 900 washington, d.c. 20001
telephone: +1-202-636-5500 facsimile: +1-202-636-5502

July 29, 2026

Jersey Mike’s Subs Inc.
1 Commvault Way, S300

Tinton Falls, NJ 07724

To the Addressee Stated Above:

We have acted as counsel to Jersey Mike’s Subs Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S–8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance by the Company of an aggregate of up to 27,124,121 shares (the “Shares”) of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”), consisting of: (i) up to 23,624,121 shares of Class A Common Stock that may be issued by the Company pursuant to the Jersey Mike’s Subs Inc. 2026 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) and (ii) up to 3,500,000 shares of Class A Common Stock that may be issued by the Company pursuant to the Jersey Mike’s Subs Inc. 2026 Employee Stock Purchase Plan (the “ESPP” and, together with the Omnibus Incentive Plan, the “Plans”).

We have examined the Registration Statement, a form of the Amended and Restated Certificate of Incorporation of the Company (the “Amended Certificate”) and the Plans, each of which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

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Jersey Mike’s Subs Inc.	-2-	July 29, 2026

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that the Amended Certificate is filed with the Secretary of State for the State of Delaware in the form filed with the Commission as an exhibit to the Registration Statement prior to the issuance of any of the Shares.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) when the Amended Certificate has been duly filed with the Secretary of State for the State of Delaware and (2) upon issuance and delivery in accordance with the Plans, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP